NEWS RELEASE
FOR RELEASE ON OR AFTER: May 1, 2008
FOR ADDITIONAL INFORMATION, PLEASE CONTACT:
David A. Barta Vice President, Chief Financial Officer 608-361-7405

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REGAL BELOIT REPORTS 21%
EARNINGS PER SHARE INCREASE

May 1, 2008 (Beloit, WI):  Regal Beloit Corporation (NYSE:RBC) today reported financial results for the first quarter ended March 29, 2008.  Continued strong performance by the global generator businesses and industrial businesses offset the weak residential HVAC market.  The Company’s initiatives continued to have a significant positive impact on its performance. New products, the contribution from the 2007 acquisitions and the impact of the continued globalization of commercial operations drove the sales growth, while the Lean Six Sigma and productivity efforts helped support operating margins during a period of significant raw material inflation.

Net sales increased 28.1% to $536.3 million from $418.7 million in the first quarter of 2007.  Included in reported sales are $111.9 million of sales from the four acquisitions completed late in 2007. In the Electrical segment, sales increased 31.2%, including the impact of the 2007 acquisitions.  Exclusive of the recently acquired businesses, global generator sales increased 17.5% and industrial motors sales increased 6.8%, offsetting a 3.3% decline in residential HVAC motor sales and a 16.9% decline in commercial motor products used in residential applications.  Sales in the Mechanical segment increased 1.0% from the prior year period.  From a geographic perspective, China-based sales increased 33.1% as compared to the first quarter of 2007.  In total, sales to regions outside of the United States were 25.6% of total sales in comparison to 19.2% for the first quarter of 2007.

The gross profit margin for the first quarter of 2008 was 22.8% as compared to the 23.2% reported for the first quarter of 2007. The gross margin for the acquired businesses was 20.8%.  For the legacy businesses, raw material and other inflation, net of the impact of product price increases was $7.7 million, which is within the Company’s previously announced guidance of $7.0 to $9.0 million. This difference was largely offset by the impact of productivity improvements and Lean Six Sigma projects.  Income from operations was $57.6 million or 10.7% of sales, a 21.8% increase over the $47.3 million or 11.3% of sales reported for the first quarter of 2007.  Net income in the first quarter of 2008 was $32.2 million, a 20.1% increase from $26.8 million reported in the first quarter of 2007.  Diluted earnings per share increased 21.3% to $.97 as compared to $.80 for the first quarter of 2007.

Cash flow from operations increased 235.6% to $34.9 million from the $10.4 million reported for the same period in 2007.  Improved working capital management and the increase in net income drove the improvement over the prior year.  The cash performance allowed the Company to repay $8.2 million of debt in the first quarter.  In addition to the debt pay down, the Company also purchased 110,000 shares of its common stock in open market purchases during the quarter at a total cost of $4.2 million.

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On April 24, the Company also announced the acquisition of Wuxi Hwada Motor Co. and Wuxi New Hwada Motor Co. (collectively Hwada) located in Wuxi, China.  Hwada is a leading designer and manufacturer of Integral IEC and NEMA electric motors, which are used in various industrial applications such as compressor, pump, paper and steel processing, and power plants.  The business is expected to add approximately $75.0 to $80.0 million to sales and add $.04 to $.06 to diluted earnings per share in 2008.

The purchase price was $27.6 million in cash and the assumption of approximately $8.0 million in net liabilities.  Additionally, under the terms of the transaction, the Company will pay to the seller up to $8.5 million received by the Company in the future upon the sale of certain real property rights owned by Hwada.  The acquisition will be discussed further on today’s conference call.

“Given the difficult residential markets and raw material cost environments, we are quite pleased with our results for the first quarter.  New products, continuous improvement in execution, and our geographic diversification are driving solid results,” commented Henry W. Knueppel, Chairman and CEO.

Knueppel added, “While we remain cautious due to the unprecedented inflation in raw materials and, to a lesser degree, the speculation regarding the strength of end markets, we are confident in our ability to deliver solid results.  Accordingly our Board of Directors approved our fourth dividend increase in as many years and we remain committed to increasing shareholder value through the combination of acquisitions and share buybacks.  For the second quarter we expect earnings per share to be in the range of $1.10 to $1.18.”

Regal Beloit will be holding a conference call to discuss first quarter financial results at 1:00 PM CT (2:00 PM ET) today.  Interested parties should call 800-288-8961.  A replay of the call will be available through May 14, 2008 at 800-475-6701, access code 920700.

About REGAL BELOIT CORPORATION:
Regal Beloit Corporation is a leading manufacturer and marketer of branded mechanical and electrical motion control and power generation products serving markets throughout the world.  Regal Beloit is headquartered in Beloit, Wisconsin, and has manufacturing, sales, and service facilities throughout the United States, Canada, Mexico, Europe and Asia.

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CAUTIONARY STATEMENT

This Quarterly Report contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements represent our management’s judgment regarding future events.  In many cases, you can identify forward-looking statements by terminology such as “may,” “will,”  “plan,” “expect,” “anticipate,” “estimate,” “believe,” or “continue” or the negative of these terms or other similar words.  Actual results and events could differ materially and adversely from those contained in the forward-looking statements due to a number of factors, including:

•
economic changes in global markets where we do business, such as currency exchange rates, inflation rates, interest rates, recession, foreign government policies and other external factors that we cannot control;

•	unanticipated fluctuations in commodity prices and raw material costs;
•	cyclical downturns affecting the global market for capital goods;
•	unexpected issues and costs arising from the integration of acquired companies and businesses;
•	marketplace acceptance of new and existing products including the loss of, or a decline in business from, any significant customers;
•	the impact of capital market transactions that we may effect;
•	the availability and effectiveness of our information technology systems;
•	unanticipated costs associated with litigation matters;
•	actions taken by our competitors;
•	difficulties in staffing and managing foreign operations; and
•
other risks and uncertainties including but not limited to those described in Item 1A-Risk Factors of the Company’s Annual Report on Form 10-K filed on February 27, 2008 and from time to time in our reports filed with U.S. Securities and Exchange Commission.

All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements.  The forward-looking statements included in this Form 10-K are made only as of their respective dates, and we undertake no obligation to update these statements to reflect subsequent events or circumstances.  See also Item 1A - Risk Factors in the Company’s Annual Report on Form10-K filed on February 27, 2008.

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STATEMENTS OF INCOME
In Thousands of Dollars

	(Unaudited)
	Three Months Ended
	March 29, 2008	March 31, 2007

Net Sales	$536,343	$418,646

Cost of Sales	414,244	321,419

Gross Profit	122,099	97,227

Operating Expenses	64,487	49,896

Income From Operations	57,612	47,331

Interest Expense	7,219	5,066

Interest Income	384	89

Income Before Taxes & Minority Interest	50,777	42,354

Provision For Income Taxes	18,012	14,690

Income Before Minority Interest	32,765	27,664

Minority Interest in Income, Net of Tax	598	851

Net Income	$32,167	$26,813

Earnings Per Share of Common Stock:

Basic	$1.03	$0.87

Assuming Dilution	$0.97	$0.80

Cash Dividends Declared	$0.15	$0.14

Weighted Average Number of Shares Outstanding:

Basic	31,316,878	30,814,312

Assuming Dilution	33,117,034	33,547,519

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CONDENSED BALANCE SHEETS
In Thousands of Dollars

	(Unaudited)
	March 29,	December 29,
ASSETS	2008	2007
Current Assets:
Cash and Cash Equivalents	$50,531	$42,574
Receivables and Other Current Assets	411,728	367,717
Inventories	307,261	318,200
Total Current Assets	769,520	728,491

Net Property, Plant and Equipment	358,528	339,343

Other Noncurrent Assets	779,660	794,413
Total Assets	$1,907,708	$1,862,247

LIABILITIES AND SHAREHOLDERS’ INVESTMENT
Accounts Payable	$202,462	$183,215
Other Current Liabilities	116,625	128,705
Long-Term Debt	550,694	558,918
Deferred Income Taxes	70,210	75,055
Other Noncurrent Liabilities	61,184	47,783
Minority Interest in Consolidated Subsidiaries	11,602	10,542
Shareholders’ Investment	894,931	858,029
Total Liabilities and Shareholders’ Investment	$1,907,708	$1,862,247

SEGMENT INFORMATION
In Thousands of Dollars

	(Unaudited)
	Mechanical Segment		Electrical Segment
	Three Months Ended		Three Months Ended
	March 29, 2008	March 31, 2007	March 29, 2008	March 31, 2007

Net Sales	$55,114	$54,594	$481,229	$364,052

Income from Operations	$8,066	$6,881	$49,546	$40,450

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CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
In Thousands of Dollars

	(Unaudited)
	Three Months Ended
	March 29, 2008	March 31, 2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$32,167	$26,813
Adjustments to reconcile net income to net cash provided
by operating activities;
Depreciation and amortization	14,152	9,883
Minority interest	598	851
Excess tax benefit from stock-based compensation	(452)	(3,310)
Loss (gain) on sale of assets, net	70	8
Stock-based compensation expense	882	865
Change in assets and liabilities, net	(12,551)	(24,703)
Net cash provided by operating activities	34,866	10,407

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property, plant and equipment	(13,646)	(12,163)
Business acquisitions, net of cash acquired	374	(565)
Sale of property, plant and equipment	1,149	-
Net cash used in investing activities	(12,123)	(12,728)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from short-term borrowing	-	9,200
Payments of long-term debt	(113)	(225)
Net repayments under revolving credit facility	(8,200)	(200)
Net proceeds from commercial paper borrowings	-	125
Dividends paid to shareholders	(4,700)	(4,345)
Purchases of treasury stock	(4,191)	-
Proceeds from the exercise of stock options	1,364	747
Excess tax benefits from stock-based compensation	452	3,310
Net cash (used in) provided by financing activities	(15,388)	8,612

EFFECT OF EXCHANGE RATES ON CASH	602	275

Net increase in cash and cash equivalents	7,957	6,566
Cash and cash equivalents at beginning of period	42,574	36,520
Cash and cash equivalents at end of period	$50,531	$43,086